UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 22, 2007

SYNTROLEUM CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (918) 592-7900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

This report on Form 8-K includes forward-looking statements as well as historical facts. These forward-looking statements include statements relating to Biofining™ plants based on Biofining™ technology, expected products, feedstock, availability of tax credits, project costs, operating costs, feedstock costs, and financing. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these kinds of statements involve risks and uncertainties. Actual results may not be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements are described under “Risk Factors” in Item 8.01.

Item 1.01 Entry into a Material Definitive Agreement

On June 22, 2007, we entered into definitive agreements with Tyson Foods, Inc. (“Tyson”) to form Dynamic Fuels, LLC, a Delaware limited liability company (“Dynamic”), to construct facilities in the United States using our Biofining™ technology. The purpose of Dynamic is to construct multiple stand-alone commercial plants in the United States. The first facility is expected to be located in the South Central U.S. and produce approximately 78 million gallons per year of renewable synthetic fuels from 569 million pounds per year of feedstock (74 million gallons per year of feedstock) beginning in 2010. Total project cost is currently estimated to be approximately $150 million, of which $135 million is for the plant itself, the balance of which is estimated project development costs and working capital. We plan to contribute our 50% pro-rata share of this cost from financing we expect to seek in the capital markets.

Tyson is responsible for supplying feedstock to the plant, which can range from high quality canola or soy vegetable oils to fats and greases, either from its own internal sources or from supplies it procures in the open market. The feedstock supply agreement provides a pricing formula for the feedstock, which is generally equivalent to the market price for the feedstocks. The feedstock slate will be subject to change based upon market availability and other factors. We currently expect that the first facility will produce approximately 81% diesel, 14% naphtha and 10% liquefied petroleum gases (based on annual gallons of feedstock), although actual production will depend upon market conditions and other factors. We expect that Dynamic will be eligible for a federal excise tax credit of $1.00 per gallon for diesel produced and $.50 per gallon for naptha and liquefied petroleum gases produced.

Based upon current pricing of the feedstock slate expected to be delivered by Tyson and the natural gas used in the Biofining™ process and our expectations regarding other operating costs, we expect unit costs on a per gallon basis for the initial Biofining™ plant, if it were operating today, would be feedstock costs of approximately $1.91 per gallon and operating costs (excluding depreciation) of $0.38 per gallon of feedstock. Actual costs will vary according to changes in feedstock and natural gas prices, the performance of the plant, plant operating conditions, cost variations in the components of operating costs and other factors, and are likely to fluctuate substantially from these indicative amounts.

Description of Biofining™ Technology

We have developed our Biofining™ synthetic fuel technology to produce ultra clean synthetic fuels from a variety of bio-feedstocks. Our Biofining™ technology is a renewable fuels application of our Synfining® product upgrading technology that produces ultra clean synthetic fuels from Fischer Tropsch (FT) products made in our gas-to-liquids (GTL) process. Biofining™ processes triglycerides and/or fatty acids from fats and vegetable oils with heat (thermal depolymerization), hydrogen and proprietary catalysts to make renewable synthetic fuels.

Biofining™ is a “flexible feedstock/flexible synthetic fuel” technology. A Biofining™ facility will be designed to process a wide range of feedstocks including vegetable oils, fats and greases into a broad slate of synthetic ultra-clean middle distillate fuels, including summer grade to arctic grade diesel fuel and jet fuel. To date, we have qualified in excess of 50 different grades of fats and oils for conversion to synthetic fuels via the Biofining™ process. We believe synthetic fuel produced from Syntroleum’s Biofining™ technology has superior environmental and performance characteristics similar to those demonstrated by synthetic fuels produced from Syntroleum’s GTL process.

We believe the fuels produced from our Biofining™ technology offer several advantages over other renewable and petroleum-based diesel fuels, including higher cetane levels, lower nitrogen oxide (NOx) levels, near zero sulfur and superior thermal stability. The unblended fuel can be used in existing diesel engines with no engine modifications required. The product can also be upgraded into ultra-clean, high quality synthetic jet fuel, allowing for advanced military aviation applications. Further, the synthetic fuel produced by Biofining™ facilities may be blended with petroleum based diesel and/or conventional biodiesel to help those fuels achieve superior environmental and performance characteristics. We believe the fuel will also be completely compatible with existing pipelines, storage facilities and other conventional fuel infrastructures.

We are investigating the potential to combine our Biofining™ technology with our FT technology in an integrated fashion such that a plant could produce renewable synthetic fuel from either fat or cellulosic feedstock sources.

Description of Agreements

The following is a description of the principal agreements we entered into with Tyson in connection with the formation of Dynamic.

Limited Liability Company Agreement:

Syntroleum and Tyson each own a 50% interest in Dynamic. We expect that Dynamic will own the interests in the plants through operating subsidiaries. The term of Dynamic is 10 years plus two additional years after completion of development of a plant if one is being developed at the end of the 10 years; it also may be extended by mutual agreement. Syntroleum and Tyson are each responsible for contributing our respective pro-rata share of the capital required to construct each Biofining™ plant. In addition, each party is obligated to deliver core capabilities such as feedstock supply (Tyson) and technology license (Syntroleum) to Dynamic via contractual arrangements.

Dynamic is managed by a Management Committee composed of two representatives each from Tyson and Syntroleum. We appoint the Director of Dynamic and Tyson appoints the Controller. We expect that the Management Committee will use personnel resources from each parent company, third parties as well as hiring direct staff to Dynamic. If either company’s interest in Dynamic falls below 40%, then Management Committee membership falls to one for such company, and the other company will be entitled to appoint three members. If either company’s interest in Dynamic falls to 10% or less, then it will have no members on the Management Committee. A unanimous Management Committee vote is required for: merger, consolidation, winding up, selling all assets, adopting budgets, reorganization, formation of subsidiaries, sanctioning a plant, entering into agreements with a member, change of purpose of Dynamic, change or alter distribution or dividend policy, tax elections or making a capital call. A 66 2/3% vote is required to appoint or remove the auditor, make capital commitments or contracts over $500,000, settle law suits over $100,000, admit new members, enter into employment agreements, issue equity in an operating subsidiary, and grant a lien or lend funds.

We and Tyson will each make an initial capital contribution of $4.25 million to Dynamic, for a total of $8.5 million. This capital will be used for the Initial Budget, which will provide funds to select the site, prepare the Process Design Package and to perform Front End Engineering and Design (FEED) for the first Biofining™ plant. Upon completion of these activities, the parties will meet to approve the first plant based upon the Capital Budget for plant design and construction. At such time, each party must demonstrate that it has the financial resources to complete the first plant. If either party elects not to proceed with the construction of the first plant, then their interest reverts to the other party, who is then free to build the plant. If a member fails to make a capital contribution, it is in default, and its interest is diluted by $1.50 per $1.00 not contributed. The other member(s) can make a loan to the defaulting member at a rate of LIBOR +10% and there is a 40 day cure period. The defaulting member can make a full or partial loan repayment and a pro rata portion of lost interest will be restored. If the loan is not repaid, it will be converted into ownership interest for the member making the loan, diluting the defaulting member at the same rate of $1.00 per $1.00 of the loan.

A Subsequent Plant brought to the Management Committee, if approved, follows the same process as the first plant. If, however, one member elects not to go forward, the other one can go forward with it as an independent plant. The declining member will have an option to purchase on behalf of Dynamic the approving member’s interest in the independent plant with a 25% penalty if within one and two years of the plant beginning operations and a 50% penalty if between two and three years of beginning commercial operations. The penalty will be paid by the member who originally declined. If either party finds that their after-tax internal rate of return is less than 15%, that member shall have a one-time election after a 90 day written notice to cease making its capital contributions and such election shall not be subject to dilution for failing to make its capital contributions. However, each other member will then have the right to make an equity contribution to the Dynamic in the amount of the capital contribution and thereby increase their interest by an amount equal to $1.00 for each $1.00 contributed to Dynamic.

The parties have agreed on certain exclusivity obligations. Syntroleum will license our Biofining™ technology only to Dynamic in the United States for a period of ten years unless Dynamic does not move forward to build plants within certain time frames. Tyson may not enter into any agreement, arrangement or venture to produce renewable fuels using a process substantially similar to the Biofining™ technology. If a new business opportunity arises, then it is brought to the Management Committee. With the approval of supermajority (66 2/3%) of the outstanding interests in Dynamic, it can be declined and the approving member can pursue the opportunity on its own. If we elect not to go forward with the first plant, thereby exiting Dynamic, we may not license our Biofining™ technology in the United States for one year and we may not enter into any agreement to participate in an equity plant for two years. Tyson may not participate in a plant using a process substantially similar to the Biofining™ technology for two years, if it chooses not to commit to the first plant. If the capital budget for the plant, excluding development costs and initial working capital, is in excess of $162 million, Tyson, at its option, may choose not to proceed with the first plant, and would be released from its exclusivity obligation under the LLC Agreement.

Feedstock Agreement:

Tyson is responsible for the supply of feedstock and the logistics of delivery to the plant. The feedstock sales agreement for the first plant is between Tyson and the Dynamic and calls for 551 million pounds, plus or minus 10%, of feedstock per year for 25 years. Tyson can source the material from plants they own or from third party sources, whichever is cheaper on a delivered basis. The agreement includes customary supply contract terms. The feedstock supply agreement provides a pricing formula for the feedstock, which is generally equivalent to the market price for the feedstocks. Tyson is paid a service fee per pound of feedstock delivered. This service fee is equivalent to the per gallon royalty we receive for supplying the technology. The Feedstock Agreement remains committed for Plant 1, irrespective of whether Tyson or Syntroleum remain participants in Dynamic.

Technology Agreement:

We are responsible for supply of technology to the plants developed by Dynamic pursuant to a 10 year Master License Agreement (MLA) between us and Dynamic (Licensee) which grants Dynamic the right to license the technology from us on a site by site basis under a Site License Agreement (SLA). This is a royalty bearing license per gallon of product produced (Running Royalty) and is equivalent to the service fee charged by Tyson for the supply of feedstock. We are required to prepare a Process Design Package (“PDP”) for the plant based on the site, feedstock slate and product slate, and are reimbursed for our technical support. The PDP will serve to define the performance of the plant and the basis for a related Process Guarantee. If the plant does not satisfy the Process Guarantee, we will be obligated to pay specified damages to Dynamic. The Technology License Agreement remains committed for Plant 1, irrespective of whether Tyson or Syntroleum remains participants in Dynamic.

The MLA is an exclusive agreement to provide Biofining™ technology to Dynamic within the United States. Exclusivity ceases if Dynamic does not meet certain time deadlines for advancing the construction of the first plant.

In addition, exclusivity ceases if:

•

a period of forty-eight (48) months lapses after the execution date or effective date, whichever is earlier, of the SLA for the first Licensed Plant without (i) commencement of construction by Licensee or any individual Owner of Licensee or an Affiliate of such Owner under a second SLA, (ii) commencement of construction by Licensee of a plant located outside the Licensed Territory to produce bio-fuels, (iii) commencement of construction by the Owners of Licensee or their Affiliates of a biomass to liquids plant utilizing Syntroleum Fisher-Tropsch technology, or (iv) the Owners of Licensee having mutually agreed to not build a second Licensed Plant within the Licensed Territory; or

•

a period of forty-eight (48) months lapses after the execution date or effective date, whichever is earlier, of any SLA and the Owners of Licensee have given notice to Syntroleum that they no longer intend to build any further Licensed Plants.

Warrant Agreement:

As an inducement for entering into the LLC Agreement and the risk associated with the initial commercial deployment of its technology, Tyson will receive warrants to buy our common stock. The warrants are allocated in three tranches, the first tranche of 4.25 million shares are awarded upon signing of the LLC Agreement, Feedstock and Master License agreements. The Warrant Agreement provides that the second tranche of 2.5 million shares will be issued upon sanctioning of the second plant and the third tranche of 1.5 million shares will be issued upon sanctioning of the third plant, provided that Tyson has at least a 10% interest in Dynamic. The exercise price of the first tranche of 4.25 million warrants is $2.89 per share, which was the ten day average closing price prior to the signing of the above referenced agreements on June 22, 2007. The exercise price of the second and third tranches of warrants will be the ten day average closing price prior to the sanctioning of plants 2 or 3. Vesting requires that Tyson remain an equity owner in Dynamic (in the case of the first tranche) in the applicable plant (in the case of the second and third tranches), and that each plant has commenced commercial operation. Maturity of each tranche of warrants will be on the third anniversary of each respective plant’s start-up date. If 25% or more of the project cost for the third plant is debt financed, then the third warrant tranche will not vest. In the event that Tyson owns a 90% or greater interest in Dynamic the number of shares subject to the second and third warrant tranche doubles subject to a limitation that Tyson will not receive warrants for stock equal to tranches more than 20% of the outstanding shares of Syntroleum common stock. In the event Tyson defaults by not paying its capital contributions to the plant Tyson loses the warrants for such plant.

Pursuant to a registration rights agreement, we have granted Tyson demand and piggyback registration rights with respect to the shares of common stock issuable pursuant to the warrants.

Participation Agreement:

Tyson will have the right of first refusal to join us in the development of Biofining™ plants outside of the United States and to join us in Biomass (Gasification) to Liquids (BTL) projects world wide. Tyson will be offered the opportunity to join any project that we have completed a Feasibility Study for and have decided to pursue. We must give Tyson 30 calendar days notice that we expect to present it with an opportunity for its review. Once presented with an opportunity, Tyson will have 60 calendar days in which to notify us that it wishes to join the project. Tyson will have the option to buy up to one half of our share of the project on the same terms and conditions as us by paying pro rata to its acquired interest its share of our costs to date in the project. The right to join our projects extends for ten years. The term is extended by three years should Tyson join new projects before the term expires. When exclusivity restrictions imposed on Syntroleum pursuant to the Dynamic LLC Agreement and the Syntroleum Biofining™ Technology Master License expire, the participation rights granted to Tyson under this agreement will apply on a world wide basis. Should Tyson agree to join a project subject to this Participation Agreement and subsequently default on its obligations to such project, this right of first refusal will be terminated.

Services:

We expect that Dynamic will minimize direct staff until the venture has become well established and needs to add dedicated staff. Until that time, Dynamic will utilize the services of the parents as well as third parties. Service Agreements are established between us and Dynamic as well as Tyson and Dynamic. All work will be authorized via a work order (scope, schedule, deliverables, and estimated cost) approved by the Management Committee and the supplier will be paid on a time and materials basis per the approved rate schedule. All of our technical work will be performed for Dynamic under the terms of the Service Agreement.

Catalyst:

Dynamic will be granted the right to buy our Biofining™ catalysts through a Catalyst Sales Agreement. The cost of the catalyst will be passed through to Dynamic.

Item 3.02 Unregistered Sales of Equity Securities

The description of the Warrant Agreement included under Item 1.01 is incorporated herein by reference.

Item 8.01 Other Events

We are currently engaged in discussions with Mr. Ziad Ghandour regarding his consulting agreement and position as an employee and director of Syntroleum. As of the date of this report, we have not reached agreement with Mr. Ghandour regarding those matters.

The following is a modified risk factor discussion.

Risk Factors

You should carefully consider the risks described below. The risks and uncertainties described below encompass many of the risks that could affect our company. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose all or part of your investment in us.

Risks Relating to Our Technology

We might not successfully commercialize our technology, and commercial-scale plants based on the Syntroleum Process or our Biofining™ technology may never be successfully constructed or operated.

We do not have significant experience managing the financing, design, construction or operation of commercial-scale plants, and we may not be successful in doing so. No commercial-scale plant based on the Syntroleum Process or our Biofining™ technology has been constructed to date. A commercial-scale plant based on the Syntroleum Process or our Biofining™ technology may never be successfully built either by us or by our licensees. Success depends on our ability and/or the ability of our licensees to economically design, construct and operate commercial-scale plants based on the Syntroleum Process or our Biofining™ technology. Successful commercial construction and operation of a plant based on the Syntroleum Process or our Biofining™ technology depends on a variety of factors, many of which are outside our control.

Commercial-scale plants based on the Syntroleum Process or our Biofining™ technology might not produce results necessary for success, including results demonstrated on a laboratory, pilot plant and demonstration basis.

A variety of results necessary for successful operation of the Syntroleum Process or our Biofining™ technology could fail to occur at a commercial plant, including reactions successfully tested on a laboratory, pilot plant or demonstration plant basis. Results that could cause commercial-scale plants based on the Syntroleum Process to be unsuccessful include:

•

lower reaction activity than demonstrated in the pilot plant and demonstration plan operations which would decrease the conversion of natural gas into synthesis gas and increase the amount of catalyst, and/or number of reactors required to produce the design synthesis gas rate;

•

lower reaction activity than that demonstrated in laboratory, pilot plant and demonstration plant operations, which would increase the amount of catalyst or number of reactors required to convert synthesis gas into liquid hydrocarbons and increase capital and operating costs;

•	shorter than anticipated catalyst life, which would require more frequent catalyst regeneration, catalyst purchases, or both, thereby increasing operating costs;

•

excessive production of gaseous light hydrocarbons from the Fischer-Tropsch reaction compared to design conditions, which would lower the anticipated amount of liquid hydrocarbons produced and would lower revenues and margins from plant operations;

•

lower reaction activity than that demonstrated in laboratory, pilot plant and demonstration plant operations, which would increase the amount of catalyst or number of reactors required to convert Fischer-Tropsch products into finished, marketable fuels;

•

inability of the gas turbines or heaters integrated into the Syntroleum Process to burn the low-heating-value tail gas produced by the process, which would result in the need to incorporate other methods to generate horsepower for the compression process that may increase capital and operating costs;

•

inability of third-party gasification and synthesis gas clean-up technology integrated into the Syntroleum Process to produce quantities of quality synthesis gas adequate for economic operation of a CTL or BTL plant; and

•	higher than anticipated capital and operating costs to design, construct and operate a commercial scale plant.

Results that could cause commercial-scale plants based on our Biofining™ technology to be unsuccessful include:

•	higher than anticipated catalyst or hydrogen consumption;

•	inadequate removal of feedstock impurities in pre-treatment;

•	lower process yields than that demonstrated in laboratory operations; and

•	higher than anticipated capital and operating costs to design, construct and operate a commercial scale plant.

In addition, these plants could experience mechanical difficulties related or unrelated to elements of the Syntroleum Process or our Biofining™ technology.

Many of our competitors have significantly more resources than we do, and technologies developed by competitors could become more commercially successful than ours or render our technologies obsolete.

Development of Fischer-Tropsch and renewable fuels technologies is highly competitive, and other technologies could become more commercially successful than ours. The Syntroleum Process is based on chemistry that has been used by several companies in synthetic fuel projects over the past 60 years. Our competitors include major integrated oil companies that have developed or are developing competing GTL, CTL, BTL or renewable fuels technologies, including BP, ConocoPhillips, ExxonMobil, Sasol (including its participation in a joint venture with Chevron) and Shell. Each of these companies has significantly more financial and other resources than we do to spend for research and development of their technologies and for funding construction and operation of commercial-scale plants. In addition to using their own GTL, CTL, BTL or renewable fuels technologies in competition with us, these competitors could also offer to license their technology to others. Additionally, several smaller companies have developed and are continuing to develop competing GTL, CTL, BTL or renewable fuels technologies. The DOE has also sponsored a number of research programs relating to GTL, CTL, BTL and renewable fuels technologies that could potentially lower the cost of competitive processes.

As our competitors continue to develop GTL, CTL, BTL and renewable fuels technologies, one or more of our current technologies could become obsolete. Our ability to create and maintain technological advantages is critical to our future success. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. We may not be able to successfully develop or expend the financial resources necessary to acquire new technology.

Our ability to protect our intellectual property rights involves complexities and uncertainties and commercialization of the Syntroleum Process or our Biofining™ technology could give rise to claims that our technology infringes upon the rights of others.

Our success depends on our ability to protect our intellectual property rights, which involves complex legal, scientific and factual questions and uncertainties. We rely on a combination of patents, copyrights, trademarks, trade secrets and contractual restrictions to protect our proprietary rights. Additional patents may not be granted, and our existing patents might not provide us with commercial benefit or might be infringed upon, invalidated or circumvented by others. In addition, the availability of patents in foreign markets, and the nature of any protection against competition that may be afforded by those patents, are often difficult to predict and vary significantly from country to country. We, our licensors, or our licensees may choose not to seek, or may be unable to obtain, patent protection in a country that could potentially be an important market for our GTL, CTL, BTL or Biofining™ technologies. The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach. Additionally, our trade secrets and proprietary know-how might otherwise become known or be independently discovered by others.

Commercialization of the Syntroleum Process or our Biofining™ technology may give rise to claims that our technologies infringe upon the patents or proprietary rights of others. We may not become aware of patents or rights that may have applicability in the GTL, BTL, CTL or renewable fuels industry until after we have made a substantial investment in the development and commercialization of those technologies. Third parties may claim that we have infringed upon past, present or future GTL, BTL, CTL or renewable fuels technologies. Legal actions could be brought against us, our co-venturers or our licensees claiming damages and seeking an injunction that would prevent us, our co-venturers or our licensees from testing, marketing or commercializing the affected technologies. If an infringement action were successful, in addition to potential liability for damages, our co-venturers, our licensees or we could be required to obtain a license in order to continue to test, market or commercialize the affected technologies. Any required license might not be made available or, if available, might not be available on acceptable terms, and we could be prevented entirely from testing, marketing or commercializing the affected technology. We may have to expend substantial resources in litigation, either in enforcing our patents, defending against the infringement claims of others, or both. Many possible claimants, such as the major energy companies that have or may be developing proprietary GTL, CTL, BTL or renewable fuels technologies competitive with the Syntroleum Process and Biofining™ technology, have significantly more resources to spend on litigation.

We could have potential indemnification liabilities to licensees relating to the operation of plants based on the Syntroleum Process or our Biofining™ technology or intellectual property disputes.

Our indemnification obligations could result in substantial expenses and liabilities to us if intellectual property rights claims were to be made against us or our licensees, or if plants based on the Syntroleum Process or our Biofining™ technology were to fail to operate as designed. Generally our license agreements require us to indemnify the licensee, subject to a cap of 50 percent of the license fees we receive, against specified losses relating to, among other things:

•	use of patent rights and technical information relating to the Syntroleum Process or our Biofining™ technology;

•	acts or omissions by us in connection with our preparation of process design packages for plants; and

•	performance guarantees that we may provide.

Industry rejection of our technology would make the construction of plants based on the Syntroleum Process or our Biofining™ technology more difficult or impossible and would adversely affect our ability to receive future license fees, product revenue or other economic value.

Demand and industry acceptance for our GTL, CTL, BTL or Biofining™ technology are subject to uncertainty. Failure by the industry to accept our technology would make construction of our plants more difficult or impossible, adversely affecting our ability to receive future license fees, product revenue, or other economic value. If any commercial plant based on the Syntroleum Process or our Biofining™ technology were to fail to achieve success, other industry participants’ perception of the Syntroleum Process or our Biofining™ technology could be adversely affected.

If ongoing work to enhance project economics and improvements to the Syntroleum Process or Biofining™ technology is not commercially viable, the design and construction of lower-cost plants based on the Syntroleum Process or Biofining™ technology could be delayed or prevented.

If improvements to the Syntroleum Process or Biofining™ technology currently under development do not become commercially viable on a timely basis, the total potential market for plants that could be built by us and our co-venturers and by our licensees could be significantly limited. Improvements to the Syntroleum Process or Biofining™ technology are in various stages of development. These improvements may require substantial additional investment, development and testing prior to their commercialization. We might not be successful in developing these improvements and, if developed, they may not be capable of being utilized on a commercial basis.

Risks Relating to Products of the Syntroleum Process or Biofining™ Technology

The U.S. renewable fuels industry is highly dependent on a mix of federal and state legislation and regulation and any changes in legislation or regulation could harm our business and financial condition.

Federal tax incentives make the cost of renewable diesel production significantly more competitive with the price of diesel. Currently, under the Energy Policy Act of 2005, or EPAct, producers of diesel/renewable diesel blends can claim up to a $1.00 tax credit per gallon. This credit is currently scheduled to terminate on December 31, 2008, and there can be no assurance that it will be renewed on similar terms, if at all. Additionally, producers of naptha and liquid petroleum gases can claim a separate .50 cent per gallon tax credit. There can be no assurance of this credit’s continued existence, and its elimination would be harmful to our business and financial condition. Finally, these credits and other federal and state programs that benefit renewable diesel generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, which might in the future be the subject of challenges. The elimination or significant reduction in the renewable diesel tax credit or other programs could harm our results of operations and financial condition.

The EPAct established minimum nationwide levels of renewable fuels, which includes biodiesel, ethanol and any liquid fuel produced from biomass or biogas, to be blended into the fuel supply. By the year 2012, these standards require that the national volume of renewable fuels to be blended into the fuel supply equal or exceed 7.5 billion gallons. While these renewable fuel standards should stimulate demand for renewable fuels generally, there can be no assurance of specific demand for renewable diesel. Additionally, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. Environmental Protection Agency, or EPA, determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement. Any waiver of the renewable fuel standards could adversely impact the demand for renewable diesel and may have a material adverse effect on our financial condition and results of operations.

Sufficient markets for the synthetic products of the Syntroleum Process or Biofining™ technology or products that utilize these synthetic products, including fuel cells, may never develop or may take longer to develop than we anticipate.

Sufficient markets may never develop for the synthetic products of the Syntroleum Process or Biofining™ technology, or may develop more slowly than we anticipate. The development of sufficient markets for the synthetic products of the Syntroleum Process or Biofining™ technology may be affected by many factors, some of which are out of our control, including:

•	cost competitiveness of the synthetic products of the Syntroleum Process or Biofining™ technology;

•	consumer reluctance to try a new product;

•	environmental, safety and regulatory requirements; and

•	emergence of more competitive products.

In addition, a new market may fail to develop for products that utilize our synthetic products. For example, the establishment of a market for the use of these products as fuel for fuel cells is uncertain, in part because fuel cells represent an emerging market and we do not know if distributors will want to sell them or if end-users will want to use them.

If sufficient markets fail to develop or develop more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our technology and may never achieve profitability.

Adverse public opinion regarding source of the feedstocks and environmental risks could negatively affect our ability to market renewable diesel.

Public perception in regards to the use of renewable diesel, whether substantiated or not, may adversely affect the demand for renewable diesel produced using our Biofining™ technology. The renewable diesel industry is new, and general public acceptance of renewable diesel is uncertain. Public acceptance of renewable diesel as a reliable, high-quality alternative to diesel may be limited or slower than anticipated due to several factors, including public perception that renewable diesel is produced from waste vegetable oil or other lower-quality feedstocks. Also, unfavorable public opinions concerning the use of oil, fat, and other feedstocks, or negative publicity arising from such use, could reduce the global supply of such feedstocks, increase our production costs and reduce the global demand for renewable diesel, any of which could harm our business and adversely affect our financial condition.

Risks Relating to Our Business

We will need to obtain funds from additional financings or other sources for our business activities. If we do not receive these funds, we would need to reduce, delay or eliminate some of our expenditures.

We have sustained recurring losses and negative cash flows from operations. Over the periods presented in the accompanying financial statements, our growth has been funded through a combination of equity and convertible debt financings and the sale of certain assets. As of March 31, 2007, we had approximately $33.2 million of cash and cash equivalents available to fund operations. We review cash flow forecasts and budgets periodically. We believe that we currently have sufficient cash and financing capabilities to meet our funding requirements until the end of 2008. However we will need to obtain additional funding for capital investment related to construction of plants utilizing the Syntroleum Process or Biofining™ technology. In addition, we have experienced, and continue to experience, negative operating margins and negative cash flows from operations, as well as an ongoing requirement for substantial additional research and development programs in which we participate and other activities.

We expect that we will need to raise substantial additional capital to accomplish our business plan over the next several years. In addition, we may wish to selectively pursue equity partnerships in certain gas or coal monetization projects in order to achieve operating efficiencies. We expect to seek to obtain additional funding through debt or equity financing in the capital markets, joint ventures, license agreements and other strategic alliances, as well as various other financing arrangements. If we obtain additional funds by issuing equity securities, dilution to stockholders may occur. In addition, preferred stock could be issued in the future without stockholder approval, and the terms of our preferred stock could include dividend, liquidation, conversion, voting and other rights that are more favorable than the rights of the holders of our common stock. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

Our agreement with Tyson Foods, Inc. concerning Dynamic Fuels, LLC allows the participants to elect not to invest in a plant or to cease making capital contributions in the construction of a plant under certain circumstances. Should a participant in a project elect not to invest or to cease investing in the construction of the plant the other participants in the project will need to raise additional capital from third parties or to take on additional interest in the project and fund the additional capital internally. There can be no assurances that we would be able to raise the additional capital from third parties on terms acceptable to us or to fund the additional capital requirements internally.

If adequate funds are not available, we may be required to reduce, delay or eliminate expenditures for our plant development and other activities, as well as our research and development and other activities, or seek to enter into a business combination transaction with or sell assets to another company. We could also be forced to license to third parties the rights to commercialize additional products or technologies that we would otherwise seek to develop ourselves. The transactions outlined above may not be available to us when needed or on terms acceptable or favorable to us.

Construction of plants based on the Syntroleum Process or Biofining™ technology will be subject to risks of delay and cost overruns.

The construction of plants based on the Syntroleum Process or Biofining™ technology will be subject to the risks of delay or cost overruns resulting from numerous factors, including the following:

•	shortages of equipment, materials or skilled labor;

•	unscheduled delays in the delivery of ordered materials and equipment;

•	engineering problems, including those relating to the commissioning of newly designed equipment;

•	work stoppages;

•	weather interference;

•	unanticipated cost increases; and

•	difficulty in obtaining necessary permits or approvals.

We have incurred losses and anticipate continued losses.

As of March 31, 2007, we had an accumulated deficit of $322.7 million. We have not yet achieved profitability and we expect to continue incurring net losses until we recognize sufficient revenues from licensing activities, plants utilizing the Syntroleum, Process or Biofining™ technology or other sources. Because we do not have an operating history upon which an evaluation of our prospects can be based, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by small companies seeking to develop new and rapidly evolving technologies. To address these risks we must, among other things, continue to attract investment capital, respond to competitive factors, continue to attract, retain and motivate qualified personnel and commercialize and continue to upgrade the Syntroleum Process and Biofining™ technologies. We may not be successful in addressing these risks, and we may not achieve or sustain profitability.

Our anticipated expense levels are based in part on our expectations as to future operating activities and not on historical financial data. We plan to continue funding research and development and project development activities. Capital expenditures will depend on progress we make in developing various projects on which we are currently working. Increased revenues or cash flows may not result from these expenses.

If prices for crude oil, natural gas, coal, vegetable oils and fats and other commodities are unfavorable, plants based on the Syntroleum Process or Biofining™ technology may not be economical.

Because the synthetic crude oil, liquid fuels and specialty products that plants utilizing the Syntroleum Process or Biofining™ technology are expected to produce will compete in markets with oil and refined petroleum products, and because natural gas, coal, biomass, fats or vegetable oils will be used as the feedstock for these plants, an increase in feedstock prices relative to prices for oil or refined products, or a decrease in prices for oil or refined products relative to feedstock prices, could adversely affect the operating results of these plants. Higher than anticipated costs for the catalysts and other materials used in these plants could also adversely affect operating results. Prices for oil, natural gas, coal, biomass, fats, greases, vegetable oils and refined products are subject to wide fluctuation in response to relatively minor changes in the supply and demand, market uncertainty and a variety of additional factors that are beyond our control. Factors that could cause changes in the prices and availability of oil, natural gas, coal, biomass, fats, vegetable oils and refined products include:

•	level of consumer product demand;

•	weather conditions;

•	domestic and foreign government regulation;

•	actions of the Organization of Petroleum Exporting Countries;

•	political conditions in countries producing feedstocks for fuels plants;

•	supply of crude oil, natural gas, coal, biomass fats, greases and vegetable oils;

•	location of GTL plants relative to natural gas reserves and pipelines;

•	location of CTL plants relative to coal reserves and transportation systems;

•	location of BTL plants relative to biomass reserves and transportation systems;

•	capacities of pipelines;

•	fluctuations in seasonal demand;

•	crop yields;

•	farmer planting decisions;

•	output and proximity of crush facilities that convert the crops to oils;

•	alternative uses for fats;

•	number of animals slaughtered and rendered;

•	price and availability of alternative fuels; and

•	overall economic conditions.

We cannot predict the future markets and prices for oil, natural gas, coal or other materials used in the Syntroleum Process and Biofining™ technology or refined products.

We believe that the Syntroleum Process can be cost effective for GTL plants with capacities from 17,000 to over 100,000 b/d depending upon the amount of oil, condensate, and LPG that is produced along with the natural gas. We believe that the Syntroleum Process can be economic for both GTL, BTL and CTL plants given the current world crude oil prices. However, the markets for oil and natural gas have historically been volatile and are likely to continue to be volatile in the future. Although world crude oil prices were approximately $60 per barrel in March 2007, crude oil prices fell for a period of time during 1998 to historically low levels below $10 per barrel and could return to such low levels in the future.

Adverse effect of seasonal fluctuations could impact operating results.

Operating results could be influenced by seasonal fluctuations in the price of fats, greases, or vegetable oils and the price of crude oil and diesel. The spot prices of vegetable oils tend to rise during the spring planting season in May and June and tend to decrease during the fall harvest in October and November. In addition, we expect our renewable diesel prices to be substantially correlated with the price of crude oil and diesel. The price of crude oil and diesel tends to rise both in summer, due to the summer driving season, and in winter, due to home heating needs. Given the limited history of the industry, the unknown affects of these seasonal fluctuations may affect financial results over time.

Adverse operating conditions could prevent plants based on the Syntroleum Process or Biofining™ technology from operating economically.

The economic application of Syntroleum Process and Biofining™ technologies depends on favorable plant operating conditions. Among operating conditions that impact plant economics are the site location, infrastructure, weather conditions, size of equipment, quality of the feedstock, type of plant products and, in the case of GTL plants, whether the natural gas converted by the plant is associated with oil reserves. For example, if a plant were located in an area that requires construction of substantial infrastructure, plant economics would be adversely affected. Additionally, plants that are not designed to produce specialty products or other high margin products, and plants that are not used to convert natural gas that is associated with oil reserves, will be more dependent on favorable natural gas and oil prices than plants designed for those uses.

Plants will depend on the availability of the feedstock used at the plant at economic prices, and alternative uses of the feedstock could be preferred in many circumstances.

Operation of GTL plants will depend on availability of natural gas at economic prices. The market for natural gas is highly competitive in many areas of the world and, in many circumstances, the sale of natural gas for use as a feedstock in a GTL plant will not be the highest value market for the owner of the natural gas. Cryogenic conversion of natural gas to liquefied natural gas may compete with our GTL plants for use of natural gas as feedstocks in many locations. Local commercial, residential and industrial consumer markets, power generation, ammonia, methanol and petrochemicals are also alternative markets for natural gas. Unlike us, many of our competitors also produce or have access to large volumes of natural gas, which may be used in connection with their GTL operations. The availability of natural gas at economic prices for use as a feedstock for GTL plants may also depend on the production costs for the gas and whether natural gas pipelines are located in the areas where these plants are located. New pipelines may be built or existing pipelines may be expanded into areas where GTL plants are built, and this may affect operating margins of these plants as other markets compete for available natural gas.

Construction and operation of CTL plants will depend on the availability of coal or other carbon-based materials such as pet-coke or vacuum resin at economic prices. The cost of coal varies depending upon the energy value per ton of different types of coal and the type of mining operations. The markets for these feedstocks are highly dependent upon the source, location and availability of transportation systems that are generally tied to the power generation sector. Higher coal prices are generally found closer to major population centers where power plants may have a competitive advantage in converting coal to power for transmission in the local region.

Construction and operation of BTL plants will depend on the availability of biomass or other carbon-based materials, such as tree and wood residues, crop residues, switchgrass or corn stovers, at economic prices. The price of biomass feedstock is influenced by market demand for wood and wood by-products, cost to aggregate and transport biomass to a central facility, weather conditions, forestry decisions, factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative impact of these factors on the price of biomass feedstock is difficult to predict. Any events that tend to negatively impact the supply of biomass feedstock will tend to increase prices and harm our business.

Our Biofining renewable fuels production is dependant on feedstock fats and vegetable oils, which are derived from fats, yellow and brown greases and agricultural commodities such as soybeans. The price of feedstock is influenced by market demand, weather conditions, processing and rendering plant decisions, factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. A significant reduction in the supply of these commodities could result in increased feedstock fat or vegetable oil costs, which would thus increase our cost to produce renewable fuels. The significance and relative impact of these factors on the price of these feedstock fat or vegetable oil commodities is difficult to predict. Any events that tend to negatively impact the supply of feedstock fat or vegetable oil commodities will tend to increase prices and harm our business.

Rising feedstock prices produce lower profit margins for the production of renewable fuels and, therefore, represent unfavorable market conditions. This is especially true when market conditions do not allow us to pass along increased feedstock costs to our customers. The price of fats and greases and other feedstock commodities has fluctuated significantly in the past and may fluctuate significantly in the future. We cannot assure you that we will be able to offset any increase in the price of feedstock by increasing the price of our product. If we cannot offset increases in the price of feedstock oil, our financial performance may be materially and adversely affected.

Our receipt of license fees depends on substantial efforts by our licensees, and our licensees could choose not to construct a plant based on the Syntroleum Process or Biofining™ technology or to pursue alternative technologies.

Our licensees will determine whether we issue any plant site licenses to them and, as a result, whether we receive any additional license fees under our license agreements. To date, no licensee of the Syntroleum Process or Biofining™ technology has exercised its right to obtain a site license. Under most circumstances, a licensee will need to undertake substantial activities and investments before we issue any plant site licenses and receive license fees. These activities may include performing feasibility studies, obtaining regulatory approvals and permits, obtaining preliminary cost estimates and final design and engineering for the plant, obtaining a sufficient dedicated supply of feedstock, obtaining adequate commitments for the purchase of the plant’s products and obtaining financing for construction of the plant. A licensee will control the amount and timing of resources devoted to these activities. Whether licensees are willing to expend the resources necessary to construct plants based on the Syntroleum Process or Biofining™ technology will depend on a variety of factors outside our control, including the prevailing view of price outlook for crude oil, natural gas, coal, biomass, fats, vegetable oils and refined products. In addition, our license agreements may be terminated by the licensee, with or without cause and without penalty, upon 90 days’ notice to us. If we do not receive payments under our license agreements, we may not have sufficient resources to implement our business strategy. Our licensees are not restricted from pursuing alternative FT or renewable fuels technologies on their own or in collaboration with others, including our competitors, with the exception of those restrictions agreed by Tyson Foods, Inc. in the limited liability company agreement relating to Dynamic Fuels, LLC.

Our success depends on the performance of our executive officers, the loss of whom would disrupt our business operations.

We depend to a large extent on the performance of our executive officers, including Kenneth L. Agee, our founder, Chairman of the Board and inventor with respect to many of our patents and patent applications, John B. Holmes, Jr., our Chief Executive Officer, and Edward G. Roth, our President and Chief Operating Officer. Given the technological nature of our business, we also depend on our scientific and technical personnel. Our efforts to develop and commercialize our technology have placed a significant strain on our scientific and technical personnel, as well as our operational and administrative resources. Our ability to implement our business strategy may be constrained and the timing of implementation may be impacted if we are unable to attract and retain sufficient personnel. As such, retention agreements with key employees were put in place in December, 2006. At June 22, 2007, we had 53 full-time employees. Except for a $500,000 life insurance policy that we hold on the life of Kenneth L. Agee, we do not maintain “key person” life insurance policies on any of our employees. We have entered into employment agreements with several key employees.

We depend on strategic relationships with feedstock suppliers, construction contractors, site owners, manufacturing and engineering companies, and customers. If we are not successful in entering into and achieving the benefits of these relationships, this could negatively impact our business.

Our ability to identify and enter into commercial arrangements with feedstock suppliers, construction contractors, site owners, manufacturing and engineering companies, and customers will depend on developing and maintaining close working relationships with industry participants. Our success in this area will also depend on our ability to select and evaluate suitable projects, as well as to consummate transactions in a highly competitive environment. These relationships may take the form of joint ventures with other private parties or local government bodies, contractual arrangements with other companies, including those that supply feedstock that we will use in our business, or minority investments from third parties. There can be no assurances that we will be able to establish these strategic relationships, or, if established, that the relationships will be maintained. In addition, the dynamics of our relationships with strategic participants may require us to incur expenses or undertake activities we would not otherwise be inclined to incur or undertake in order to fulfill our obligations to these partners or maintain these relationships. If we do not successfully establish or maintain strategic relationships, our business may be negatively affected.

We intend to, and believe our licensees will, utilize third-party component manufacturers in the design and construction of plants based on the Syntroleum Process or Biofining™ technology. If any third-party manufacturer is unable to acquire raw materials or provide components of plants based on the Syntroleum Process or Biofining™ technology in commercial quantities in a timely manner and within specifications, we or our licensees could experience material delays or construction or development plans could be canceled while alternative suppliers or manufacturers are identified. We have no experience in manufacturing and do not have any manufacturing facilities. Consequently, we will depend on third parties to manufacture components for plants based on the Syntroleum Process or Biofining™ technology. We have conducted development activities with third parties for our proprietary catalysts and other equipment, including turbines that may be used in the Syntroleum Process and Biofining™ technology, and other manufacturing companies may not have the same expertise as these companies.

We also intend to utilize third parties to provide engineering services in connection with our efforts to commercialize the Syntroleum Process and Biofining™ technology. If these engineering firms are unable to provide requisite services or performance guarantees, we or our licensees could experience material delays or construction plans could be canceled while alternative engineering firms are identified and become familiar with the Syntroleum Process or Biofining™ technology. We have limited experience in providing engineering services and have a limited engineering staff. Consequently, we will depend on third parties to provide necessary engineering services, and these firms may be asked by licensees or financial participants in plants to provide performance guarantees in connection with the design and construction of plants based on the Syntroleum Process or Biofining™ technology.

Our operating results may be volatile due to a variety of factors and are not a meaningful indicator of future performance.

We expect to experience significant fluctuations in future annual and quarterly operating results because of the unpredictability of many factors that impact our business. These factors include:

•	timing of any construction by us or our licensees of plants;

•	demand for licenses of the Syntroleum Process or Biofining™ technology and receipt and revenue recognition of license fees;

•	oil and gas prices;

•	coal prices;

•	fat and vegetable oil prices;

•	timing and amount of research and development expenditures;

•	demand for synthetic fuels and specialty products;

•	introduction or enhancement of FT and renewable fuels technologies by us and our competitors;

•	availability of insurance;

•	market acceptance of new technologies; and

•	general economic conditions.

As a result, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it may be that in some future year or quarter our operating results will be below the expectations of public market analysts and investors. In that event, the price of our common stock would likely be materially adversely affected.

We are subject to extensive laws relating to the protection of the environment, and these laws may increase the cost of designing, constructing and operating our plants based on the Syntroleum Process or our Biofining™ technology or affect demand for the products of these plants.

If we violate any of the laws and regulations relating to the protection of the environment, we may be subject to substantial fines, criminal sanctions or third party lawsuits and may be required to install costly pollution control equipment or, in some extreme cases, curtail operations. Our FT and renewable fuels plants will generally be required to obtain permits under applicable environmental laws and various permits for industrial siting and construction. Compliance with environmental laws and regulations, as well as with any requisite environmental or construction permits, may increase the costs of designing, constructing and operating our plants. We may also face exposure to actual or potential claims and lawsuits involving environmental matters with respect to our previously owned real estate.

Changes in environmental laws and regulations occur frequently, and any changes may have a material adverse effect on our results of operations, competitive position, or financial condition. For instance, in response to studies suggesting that emissions of certain gases, commonly referred to as greenhouse gases and including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere, the U.S. Congress is actively considering legislation, and more than a dozen states have already taken legal measures to reduce emission of these gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Moreover, the U.S. Supreme Court only recently held in a case, Massachusetts, et al. v. EPA, that greenhouse gases fall within the federal Clean Air Act’s definition of “air pollutant,” which could result in the regulation of greenhouse gas emissions from stationary sources under certain Clean Air Act programs. New legislation or regulatory programs that restrict emissions of greenhouse gases could have an adverse affect on our operations.

Terrorist threats and U.S. military actions could result in a material adverse effect on our business.

Subsequent to the September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon, the United States commenced military actions in response to these attacks. On March 19, 2003, the United States and a coalition of other countries initiated military action in Iraq for the stated purpose of removing that country’s government and destroying its ability to use or produce weapons of mass destruction. Further acts of terrorism in the United States or elsewhere could occur. In addition, recent world political events have resulted in increasing tension involving Iran, North Korea and Syria. These developments and similar future events may cause instability in the world’s financial and insurance markets and could significantly increase political and economic instability in the geographic areas in which we may wish to operate. These developments could also lead to increased volatility in prices for crude oil and natural gas. In addition, these developments could adversely affect our ability to access capital and to successfully implement projects currently under development.

Following the terrorist attacks on September 11, 2001, insurance underwriters increased insurance premiums charged for many coverages and issued general notices of cancellations to their customers for war risk, terrorism and political risk insurance with respect to a variety of insurance coverages. Insurance premiums could be increased further or coverages may be unavailable in the future.

United States government regulations effectively preclude us from actively engaging in business activities in certain countries. These regulations could be amended to cover countries where we may wish to operate in the future. These developments could subject the operations of our company to increased risks and, depending on their magnitude, could have a material adverse effect on our business.

We may not have enough insurance to cover all of the risks we face.

In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We do not carry a significant amount of business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance, such as a leak, fire or explosion could have a material adverse effect on our financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNTROLEUM CORPORATION

Date: June 22, 2007	By:	/s/ Richard L. Edmonson

Richard L. Edmonson
Senior Vice President, General Counsel and
Corporate Secretary